UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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Lumber Liquidators Holdings, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2015

To Our Stockholders:

The Annual Meeting of the Stockholders of Lumber Liquidators Holdings, Inc. will be held on Thursday, May 21, 2015, at 10:00 a.m., at The Westin Richmond Hotel located at 6631 West Broad Street, Richmond, Virginia, for the following purposes:

1.	To elect three directors, Douglas T. Moore, Nancy M. Taylor and Jimmie L. Wade, to hold office until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two);
3.	To approve, in an advisory (non-binding) vote, our executive compensation (Proposal Three); and
4.	To consider and act upon any other business which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 26, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Whether or not you plan to attend the Annual Meeting, your vote is very important. Please vote. There are four ways that you can cast your vote — by Internet, by telephone, by mail or in person at the Annual Meeting. Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

By order of the Board of Directors,

E. Livingston B. Haskell
Secretary

Toano, Virginia
April 10, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2015.

The proxy statement and the 2014 Annual Report to Stockholders on Form 10-K are available at www.investors.lumberliquidators.com/proxy.

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators Holdings, Inc. (the “Company,” “us” or “we”) for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 21, 2015, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof.

We are providing access to our proxy materials, including this Proxy Statement, our annual report on Form 10-K and an electronic form of proxy card, primarily over the Internet rather than mailing paper copies of those materials to each shareholder. On or about April 10, 2015, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides website and other information for the purpose of accessing our proxy materials. You may access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials through the Internet or to request a printed or electronic copy may be found in the Notice.

Shareholders may vote in any of the following four ways — by Internet, by telephone, in person at the Annual Meeting or, if you requested printed copies of the proxy materials, by signing, dating and mailing the proxy card you receive in the envelope provided.

A properly executed proxy will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted for the directors listed in Proposal One and in favor of Proposals Two and Three. In addition, if other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Any person has the power to revoke a proxy by submitting a subsequent vote using any of the methods described above, by voting in person at the Annual Meeting, or by giving written notice of revocation to our corporate secretary at any time before the proxy is exercised. Your latest proxy card, telephone vote or Internet proxy with respect to the same shares is the one that will be counted. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the common stock entitled to vote at the Annual Meeting is present either in person or by proxy. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. With respect to the election of directors, votes may be cast in favor or withheld. If a quorum is present, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy; therefore, abstentions, broker non-votes or withheld shares will have no effect on the outcome of the election. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. The three nominees for director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected. For approval of the ratification of auditors and advisory vote on executive compensation, votes may be cast in favor or against, or you may abstain from voting. If a quorum is present, the votes cast at the Annual Meeting in favor of each proposal, either in person or by proxy, must exceed the votes cast opposing the action for approval. Abstentions and broker non-votes will have no effect on the outcome of such proposals. Brokers have discretionary authority to vote on the ratification of auditors, but may not vote on the advisory vote on executive compensation without instructions from the beneficial owners of the shares. Our inspector of elections will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold our stock and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on March 26, 2015 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 27,080,952 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (757) 566-7512.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is currently fixed at nine (9) members divided into three classes, with each class having one-third of the total number of directors. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of office of our Class III directors will end at this year’s Annual Meeting of Stockholders. Our Class I directors’ terms will end at the Annual Meeting of Stockholders in 2016. Our Class II directors’ terms will end at the Annual Meeting of Stockholders in 2017. Each director serves a three-year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Douglas T. Moore, Nancy M. Taylor and Jimmie L. Wade for reelection to the Board as Class III directors for three-year terms ending in 2018. The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting including certain experiences, qualifications, attributes and/or skills that led us to conclude that each of them should serve as a director.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Nominees for Election for Terms Expiring in 2018 (Class III)

Douglas T. Moore, 58, has been a director since April 2006. He currently serves as the president and chief executive officer of Med-Air Homecare, and principal of First Street Consulting, LLC, a retail consulting firm, where he has worked since June 2012. From February 2012 through June 2012, Mr. Moore served as the chief merchandising and marketing officer at hhgregg, Inc. From December 2010 through February 2012, Mr. Moore served as vice president operations for Safelite Group, a subsidiary of Belron, and as the principal of First Street Consulting, LLC. Prior to December 2010, Mr. Moore served as senior vice president, president — appliances for Sears Holdings Corporation. From 2007 to 2008, Mr. Moore served as senior vice president, hardlines — merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears, Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Circuit City filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in November 2008. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Through his more than 20 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has served on our Board for nearly nine years and has been Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee since our initial public offering in November 2007 (“IPO”). Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Nancy M. Taylor, 55, has been a director since April 2014 and was originally recommended for election to the Board by the Nominating and Corporate Governance Committee. Ms. Taylor is the president and chief executive officer of Tredegar Corporation, serving in such roles since January 2010, and is a member of Tredegar’s board of directors. Prior to assuming her current positions, she was executive vice president of Tredegar responsible for corporate business development in addition to her role as president of Tredegar Film Products. Previously, she served in roles of increasing responsibility at Tredegar since she joined the company in 1991. Before joining Tredegar, she was an associate at the law firm of Hunton & Williams. Ms. Taylor received a B.A. from the College of the Holy Cross and a law degree from Catholic University of America.

Ms. Taylor has significant experience as a chief executive officer of a publicly traded international manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. In addition, she has experience serving as a director of a public company. Ms. Taylor has been a member of our Compensation Committee since May 2014 and a member of our Nominating and Corporate Governance Committee since January 2015.

Jimmie L. Wade, 61, has been a director since September 2011. Mr. Wade currently provides strategic leadership to Advance Auto Parts, Inc. and serves on its board of directors and Finance Committee, and as chairman of Autopart International, a subsidiary of Advance. Mr. Wade joined Advance in February 1994 and served as president from October 1999 through May 2005 and from January 2009 until December 2011. He also held several other key senior executive roles with Advance at various times including executive vice president, from May 2005 to December 2008, and chief financial officer. Before joining Advance, Mr. Wade worked for S.H. Heironimus, Inc., a regional department store, as vice president, finance and operations. Earlier in his career, Mr. Wade held positions with American Motor Inns, Inc. and KPMG LLP. He also serves on the Board of Directors of Tuesday Morning Corporation, a leading closeout retailer, as well as its audit committee and compensation committee. In addition, he serves on various non-profit boards. Mr. Wade holds a B.S. in accounting from Virginia Tech and is a Certified Public Accountant.

Mr. Wade has extensive experience as a senior executive and director of a leading publicly traded specialty retailer that has achieved significant growth during his tenure. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations. Mr. Wade has served on our Board for nearly four years and has been a member of our Audit Committee since November 2011. Through his service as a director, Mr. Wade has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

The Board of Directors recommends a vote FOR the
election of Messrs. Moore and Wade and Ms. Taylor.

Incumbent Directors Whose Terms Expire in 2016 (Class I)

Macon F. Brock, Jr., 72, has been a director since November 2007. Mr. Brock is a founder and chairman of the board of Dollar Tree, Inc. He served as the president of Dollar Tree from 1986 until 2001 and as chief executive officer from 1993 until 2003. He has been a director of Dollar Tree since 1986 and chairman of the board since 2001. Until 1991, Mr. Brock was an officer and director of K&K Toys, Inc. He also serves on the board of directors of several privately held companies and non-profit organizations and previously served on the board of directors of rue21, Inc. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps.

As a founder and former chief executive officer of a nationwide retail company, Mr. Brock has experience with strategic business development, store operations, logistics, procurement, risk management, sales, marketing and other matters. In addition, he has experience serving as a director of a public company. Since joining our Board in 2007, Mr. Brock has served on both our Compensation Committee and Nominating and Corporate Governance Committee. Through his service as a director, Mr. Brock has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

John M. Presley, 54, has been a director since April 2006. Mr. Presley is the managing director and chief executive officer of First Capital Bancorp in Glen Allen, Virginia. Prior to March 2008, he was head of strategic initiatives at Fifth Third Bancorp, where he was responsible for executing banking strategies in existing and emerging markets. He served as chief financial officer for Marshall & Ilsley Corp. from 2004 to 2006. Earlier in his career, Mr. Presley was chief financial officer of National Commerce Financial Corp. in Memphis, Tennessee, and president and chief executive officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in economics and business administration from Rhodes College.

Mr. Presley possesses business, financial, risk management and banking industry expertise, as a chief executive officer and chief financial officer. He has thorough knowledge of generally accepted accounting principles and an understanding of internal control over financial reporting. Further, he has experience in preparing, auditing and analyzing financial statements. Mr. Presley has served on our Board for nearly nine years and has been Chairman of our Audit Committee, our “audit committee financial expert,” a member of our Nominating and Corporate Governance Committee and our lead outside director since our IPO. His service as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

Thomas D. Sullivan, 55, is our founder and has been the chairman of our Board since our inception in 1994. Prior to September 2006, Mr. Sullivan also served as our president and chief executive officer since our incorporation in 1994. He currently advises and supports our marketing and advertising departments and is active in our sourcing initiatives. He is involved with employee development initiatives and plays a key role in setting and maintaining our corporate culture. In addition, he appears in some of our advertising materials and participates in public relations events on our behalf. Mr. Sullivan serves on the board of directors of several privately held companies.

As our founder and former president and chief executive officer, Mr. Sullivan has an intimate understanding of our business, customers, employees, risks and culture. Furthermore, he has an in-depth knowledge of our industry, suppliers and competitors. He possesses an entrepreneurial mindset and acumen for sales and marketing that have been valuable to the growth of the Company.

Incumbent Directors Whose Terms Expire in 2017 (Class II)

Robert M. Lynch, 49, has been a director since January 2012. He currently serves as our president and chief executive officer, and from January 2011 to January 2012, served as our president and chief operating officer. Prior to joining the Company in January 2011, Mr. Lynch was the president and chief executive officer of Orchard Supply Hardware, a member of the Sears Holdings Corporation family of companies, from 2004 to 2010. Previously, Mr. Lynch worked at The Home Depot, Inc., from 1998 to 2004, in various store operations and business development positions. Mr. Lynch has also held positions at Accenture Consulting and at Ernst & Young in the National Consumer Products & Retail Consulting Practice. Mr. Lynch began his career with Wal-Mart Stores, Inc. He currently serves on the board of directors of Dorman Products, Inc. and is a member of its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Mr. Lynch holds an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College and a B.S. in psychology with an emphasis on human resource management from Brigham Young University.

As our president and chief executive officer (and formerly our chief operating officer), Mr. Lynch has experience with and knowledge of, among other things, our business plans, personnel, risks and financial results. Since joining the Company, he has been directly involved in our merchandising initiatives, international expansion and employee development initiatives. Further, Mr. Lynch possesses senior management experience and retail finance and operations expertise. He has an acute understanding of our business model, value proposition and market.

Peter B. Robinson, 66, has been a director since April 2010. Mr. Robinson served as an executive vice president of Burger King Corporation responsible for Burger King’s global marketing and strategy functions until his retirement in December 2010. Prior to assuming that role in December 2009, Mr. Robinson was an executive vice president and president of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as president of Pillsbury USA, and senior vice president of General Mills Inc. from 2001 to 2006. Earlier in his career, Mr. Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter & Gamble, Ltd. UK. Mr. Robinson holds a B.A. in economics from Newcastle University. He also serves on the board of directors of First Niagara Financial Group, Inc.

Mr. Robinson has more than 30 years of experience in the consumer foods industry in the United States, Europe, Middle East and Africa. Through this experience, he has acquired and developed leadership, operations and risk assessment skills. In addition, he possesses strategic development abilities, senior management experience and consumer marketing knowledge. Mr. Robinson has been a member of our Compensation Committee since May 2010. Through his service as a director, Mr. Robinson has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Martin F. Roper, 52, has been a director since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994. Prior to assuming his current positions in January 2001, he had served as the president and chief operating officer of that company since December 1999. Mr. Roper has served on the board of directors of Boston Beer since 1999. He holds a B.A. in engineering and M.Eng. from Cambridge University and an M.B.A. from Harvard Business School.

As a director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development and financial experience. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has served on our Board for nearly nine years and has been Chairman of the Compensation Committee and a member of the Audit Committee since our IPO. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board, in its business judgment, has determined that the following seven of its nine members are independent from us, including under the independence standards contained in rules of the New York Stock Exchange (“NYSE”): Macon F. Brock, Jr., Douglas T. Moore, John M. Presley, Peter B. Robinson, Martin F. Roper, Nancy M. Taylor and Jimmie L. Wade. In reaching this conclusion, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. Our non-management directors had no transactions, arrangements or relationships with us, other than as directors and stockholders.

Lead Outside Director

Our Corporate Governance Guidelines provide for a lead outside director to be elected by vote of the outside directors to serve in that role either until the expiration of his or her then-current term as a director or until the outside directors otherwise choose to elect a new lead outside director. The lead outside director is responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors, with or without the presence of management. Currently, Mr. Presley serves as our lead outside director.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of chief executive officer and chairman of the Board should be separate and, if they are to be separate, whether the chairman of the Board should be selected from the non-employee directors or be an employee. The offices of chief executive officer and chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes. Our Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have separate individuals serving as chairman of the Board and as chief executive officer. Under the current structure, both the chairman and chief executive officer have responsibility for our business strategy and financial performance. Our chairman focuses on strategic matters relating to our marketing efforts and certain merchandising opportunities, while the chief executive officer is responsible for our operations and day-to-day management direction and execution. We believe that this separation of the positions represents the appropriate structure for us at this time.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each composed of directors the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our corporate secretary. Each year, committee and committee chair assignments are made at the Board meeting immediately following the Annual Meeting of Stockholders. The current composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
John M. Presley*	Martin F. Roper*	Douglas T. Moore*
Douglas T. Moore	Macon F. Brock, Jr.	Macon F. Brock, Jr.
Martin F. Roper	Peter B. Robinson	John M. Presley
Jimmie L. Wade	Nancy M. Taylor	Nancy M. Taylor

*	Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee.  The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to us by any independent auditors. It is also responsible for establishing, publishing, maintaining and overseeing our “whistleblower” procedures and our compliance and ethics program.

The Board, in its business judgment, has determined that all of the members of the Audit Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. The Board also has determined that all of the Committee members are financially literate as defined by the rules of the NYSE and that Mr. Presley qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

With the exception of Mr. Wade, who serves on the audit committee of Tuesday Morning Corporation, no member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2014.

Compensation Committee.  The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee may, in its discretion, engage outside consultants to assist in evaluating and determining appropriate compensation levels for our executives. The Compensation Committee has produced an annual report on executive compensation that is included in this Proxy Statement. The Board, in its business judgment, has determined that all of the members of the Compensation Committee are independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. Refer to the section titled “Executive Compensation” for additional information.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee also is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. In performing these duties, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board. The current members of the Nominating and Corporate Governance Committee are Douglas T. Moore, Macon F. Brock, Jr., John M. Presley and Nancy M. Taylor (beginning January 29, 2015). The members of the Nominating and Corporate Governance Committee during 2014 were Douglas T. Moore, Macon F. Brock, Jr. and John M. Presley. The Board, in its business judgment, has determined that all of the current members of the Nominating and Corporate Governance Committee are, and each member who served on the Nominating and Corporate Governance Committee during 2014 was, independent, as determined in accordance with the rules of the NYSE.

The Nominating and Corporate Governance Committee will consider timely stockholder recommendations for candidates to serve on the Board. Such recommendations shall be sent to our corporate secretary and shall include (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such other information as we may require pursuant to any policy governing the selection of directors, and (2) a written consent from the recommended individual to being named in the proxy statement as a nominee and to serving as a director if elected. If the recommendation is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2016 Annual Meeting, the recommendation must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees should also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

In determining the composition of the Board, the Nominating and Corporate Governance Committee seeks to include a diverse and complimentary range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance Committee considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise and qualifications, when assessing the Board as a whole, and individual director candidates.

Risk Management

We have designed and implemented processes to manage risk in our business. The Board’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. The Board regularly reviews information provided by management regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through its Audit Committee and other committees which report regularly to the Board on their activities.

With regard to those committee activities, the Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial and enterprise risk, including internal controls, and assesses our risk profile with our management and internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. The Nominating and Corporate Governance Committee assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee reviews risks relating to our incentive compensation policies and arrangements.

Board and Committee Attendance and Executive Sessions

During fiscal year 2014, the Board held a total of five meetings and took additional actions by unanimous written consent; the Audit Committee held seven meetings and took additional actions by unanimous written consent; the Compensation Committee held three meetings and took additional actions by unanimous written consent; and the Nominating and Corporate Governance Committee held four meetings and took additional actions by unanimous written consent. At the meetings of the Board, it is the practice of the Board to hold an executive session without management present, as well as a separate executive session with just the independent directors. During fiscal year 2014, each director attended 100% of the meetings of the Board and committees on which he served, with the exception of Mr. Brock, who was absent for one Board meeting due to illness.

We strongly encourage all directors to attend Annual Meetings of Stockholders. All of our directors serving at the time attended the 2014 Annual Meeting of Stockholders, and it is expected that all current directors will attend the 2015 Annual Meeting of Stockholders.

Communications to the Board

Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the Lead Outside Director or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.

EXECUTIVE OFFICERS

The following sets forth biographical information for our executive officers. Such information with respect to our founder and chairman, Thomas D. Sullivan, and our president and chief executive officer, Robert M. Lynch, is set forth above in the “Proposal One — Election of Directors” section.

Raymond E. Cotton, III, 39, has been our senior vice president, chief compliance and sustainability officer since October 2014. Mr. Cotton also served as vice president, chief compliance and sustainability officer from February 2014. Prior to assuming this position, he served as head of global security and safety for Riverbed Technology. He has extensive leadership experience in cyber and physical security, loss prevention, global audit and crisis management at various organizations including Riverbed Technology, Facebook, Orchard Supply Hardware, TJ Maxx and Target. Mr. Cotton holds an M.S. in criminology from Boston University and a B.A. in justice studies from American Public University.

Carl R. Daniels, 61, has been our senior vice president, supply chain since October 2011. From 2009 to 2011, Mr. Daniels served as senior vice president of supply chain and operations at Harbor Freight Tools, Inc. Prior to assuming this position, he served as vice president of logistics for Michaels, Inc. from 2008 to 2009 and senior vice president of logistics for Retail Ventures Services, Inc. from 2002 to 2008. Earlier in his career, he held executive level logistics positions at Midas International, Inc. and certain regional department stores and retailers. He holds a B.S. in business administration and industrial management from Youngstown State University.

E. Livingston B. Haskell, 42, has been our secretary and general corporate counsel since July 2006. Prior to assuming this position, Mr. Haskell was a partner at Williams Mullen and, before February 2006, was an associate at that firm. Mr. Haskell holds a B.S. in finance and marketing from the McIntire School of Commerce at the University of Virginia and a J.D. from Washington and Lee University.

Marco Q. Pescara, 50, has been our chief marketing officer since April 2006. Prior to assuming this position, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. in history from the University of Toledo, an M.S. in public relations from Boston University and an M.B.A. from the University of Pittsburgh.

William K. Schlegel, 57, has been our chief merchandising officer since March 2011. Prior to assuming this position, Mr. Schlegel served as vice president of merchandising at Harbor Freight Tools, Inc. from 2009 to 2010. He served as vice president of merchandising at Gander Mountain Company between 2007 and 2009. He was president of Pine Creek Consulting from 2002 to 2007. Mr. Schlegel also held global procurement and merchandising roles during nearly 10 years of service at The Home Depot, Inc. He holds a B.S.B.A. in business and marketing from Roosevelt University.

Charles A. Schwartz, 47, has been our chief information officer and senior vice president, business development since January 2014. Prior to assuming this position, Mr. Schwartz had served as our vice president, operations and strategy since March 2012. Before joining us, he served as executive vice president, business development at The Tensar Corporation from 2011 to 2012 and as president, Environmental Site Solutions Division from 2008 to 2011. He also held various director roles at The Home Depot and was a management consultant at Accenture. Mr. Schwartz holds a B.A. in political science from Vanderbilt University and an M.B.A. from The Wharton School at the University of Pennsylvania. He also served as a Captain in the U.S. Army.

Daniel E. Terrell, 50, has been our chief financial officer since October 2006. Prior to assuming this position, Mr. Terrell served as our controller from November 2004. He served as the vice president, controller & credit of Peebles Inc., a specialty apparel retailer that he joined in 1990 and where he continued to work after it was acquired in 2003 by Stage Stores, Inc. Before joining Peebles, Mr. Terrell worked for Ernst & Young. Mr. Terrell holds a B.S. in accounting from Virginia Tech.

Sandra C. Whitehouse, 60, has been our senior vice president, chief human resources officer since June 2013. Prior to assuming this position, Ms. Whitehouse served as chief human resources officer for Earthbound Farm from 2011 to 2013. Previously, Ms. Whitehouse led the human resources department at Orchard Supply Hardware from 2004 to 2011, and held various human resources and store operations roles at Sears Holdings Corporation over a 29 year period. She holds a B.A. in English from San Francisco State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions. We strive to provide our executives with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive pay with stockholders’ interests, recognize individual accomplishments, unite executive management behind common objectives and strike a balance between risk and reward in designing our executive compensation programs.

The Compensation Committee of the Board is responsible for implementing and administering our compensation plans and programs. In that role, the Compensation Committee reviews our executive compensation program every year and may conduct market analyses of executive compensation as it determines are necessary to ensure that our compensation programs meet our objectives. Decisions relating to the compensation of our executive officers are made by the Compensation Committee. These decisions are also reported to and approved by the full Board. The Compensation Committee consults, and expects to continue to consult, with the chief executive officer, the chairman and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers, including the chief executive officer and the chairman.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•	the duties, responsibilities and performance of each executive officer, including the achievements of the areas of our operations for which the executive is personally responsible and accountable;
•	historical cash and equity compensation levels; and
•	compensation competitiveness, internal equity factors and retention considerations.

Compensation levels for executives are differentiated based on the principle that total compensation should increase with an executive’s position and responsibilities, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance as position and responsibilities increase. In discharging its responsibilities with respect to compensation matters for 2014, the Compensation Committee did not solicit the input of a consultant.

In 2012, the Compensation Committee retained Pearl Meyer & Partners (“PMP”) in connection with a review and assessment of the Company’s executive compensation program for purposes of determining compensation components and levels for 2013. PMP prepared a report as part of that review and assessment (the “2013 Compensation Report”). The following peer group, which was generally specialty retailers that fell within a reasonable range (both above and below the Company) of comparative factors such as revenue, EBITDA, operating margin and market capitalization, was utilized in the 2013 Compensation Report.

hhgregg, Inc.	rue21, Inc.	West Marine, Inc.
Pier 1 Imports, Inc.	Select Comfort Corp.	Haverty Furniture Companies, Inc.
Jos. A. Bank Clothiers, Inc.	Hibbett Sports, Inc.	Zumiez, Inc.
Vitamin Shoppe, Inc.	Mattress Firm Holding Corp.	Kirkland’s, Inc.
Conn’s, Inc.	Monro Muffler Brake, Inc.
Shoe Carnival, Inc.	Orchard Supply Hardware

The Compensation Committee did not solicit the input of a consultant or update the 2013 Compensation Report for purposes of determining executive compensation in 2014. As one element in its assessment of the design and competitiveness of the Company’s executive compensation packages for 2014, the Compensation Committee referenced the 2013 Compensation Report for an understanding of market practices and competitive compensation levels.

2014 Compensation Program

As part of its deliberations and evaluation of our compensation program, the Compensation Committee considered the following objectives:

•	maintaining a straightforward and flexible program that incents and rewards performance;
•	offering competitive compensation packages necessary to attract and retain key executives;
•	providing non-equity incentive compensation that depends on our financial performance as compared against established goals and compensates executives for outstanding results; and
•	providing an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

After considering these objectives, the Compensation Committee decided to continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards in 2014. These components of executive compensation were designed to be used together to strike an appropriate balance between cash and equity compensation and between short-term and long-term value creation.

Base Salary.  Base salary levels for our executive officers are reviewed each year and adjusted based upon a variety of factors including the executive’s tenure with us, scope of responsibility and influence on our operations, individual performance and accomplishments, internal equity, experience, and changes in the competitive marketplace as well as the economic environment and expense considerations. The factors impacting base salary levels are not independently assigned specific weights. In early 2014, Mr. Lynch reviewed the base salary for each executive officer, excluding Mr. Sullivan and himself, and presented the Compensation Committee with recommendations regarding changes in the base salaries for such executive officers. The Compensation Committee was provided with historical compensation information for Messrs. Lynch and Sullivan.

The Compensation Committee considered Mr. Lynch’s recommendations in determining the base salaries for the executive officers. Specifically, with regard to Mr. Lynch, his increased base salary in 2014 reflects, among other things, his contributions to the Company, the performance of our business and market considerations. With regard to Mr. Schlegel, his increased base salary in 2014 reflects, among other things, his involvement in and contributions to our business, market considerations and internal equity factors. With regard to Mr. Schwartz, his increased base salary in 2014 reflects, among other things, his promotion to chief information officer and senior vice president, business development.

For our named executive officers, the following adjustments to their base salaries were recommended by the Compensation Committee and approved by the Board:

Executive	2013 Base Salary(1) ($)	2014 Base Salary(2) ($)	Percentage Change
Mr. Lynch	675,000	725,625	7.5%
Mr. Terrell	341,649	353,607	3.5%
Mr. Schlegel	368,842	387,284	5.0%
Mr. Pescara	312,914	323,866	3.5%
Mr. Schwartz	215,000	245,000	14.0%

(1)	These figures represent the annualized base salary for each individual after his 2013 review.
(2)	These figures represent the annualized base salary for each individual after his 2014 review.

Annual Cash Bonus Awards.  In 2014, our executive officers had the opportunity to earn an annual cash bonus under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The amounts payable under the Bonus Plan are expressed as a percentage of annual base salary for each participant (the “Target Bonus”). The Target Bonuses are reviewed annually and vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, internal equity considerations, and position. The maximum potential annual cash bonus award that our executives could achieve was 200% of their Target Bonus, based only on our achievement of certain objective financial performance measures.

For the 2014 Bonus Plan, the Compensation Committee determined that operating income represented the most comprehensive financial measure in evaluating executive performance. A scale was established which set percentages of the Target Bonuses that would be paid out depending on our actual operating income for the year. The scale was designed to provide incentive bonuses for superior achievement, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation. The applicable scale for 2014 is set forth below:

Actual 2014 Operating Income	Percentage of Target Bonus
Below $139,488,093	Zero
$139,488,093 – $142,455,923	25%
$142,455,924 – $145,423,755	50%
$145,423,756 – $148,391,587	75%
$148,391,588 – $151,227,095	100%
$151,227,096 – $155,007,772	125%
$155,007,773 – $160,048,676	150%
$160,048,677 – $163,829,352	175%
Above $163,829,353	200%

In 2014, our actual operating income was $104,072,790. Accordingly, the threshold performance measure under the Bonus Plan was not attained and no amounts were awarded to the Bonus Plan participants.

Executive	2014 Base Salary(1) ($)	Target Bonus Percentage	Target Bonus Amount ($)	Percentage of Target Bonus Awarded for 2014	Bonus Amount Awarded for 2014 ($)
Mr. Lynch	725,625	100%	725,625	0%	—
Mr. Terrell	353,607	60%	212,164	0%	—
Mr. Schlegel	387,284	60%	232,370	0%	—
Mr. Pescara	323,866	60%	194,320	0%	—
Mr. Schwartz	245,000	50%	122,500	0%	—

(1)	These figures represent the annualized base salary for each individual after his 2014 review.

Long-Term Equity Incentive Awards.  The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to reward longevity and increase retention, as we do not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits. Because the benefit received depends upon the performance of our stock price over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

We currently provide equity awards pursuant to the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “2011 Plan”), from which we may, among other things, grant stock options, restricted stock awards and other equity awards. We intend equity awards to be a meaningful portion of our executive officers’ total compensation in order to align their interests with our long-term growth and the creation of stockholder value. We award equity to our executives in a mix of 75% non-qualified stock options and 25% restricted stock awards, which vest ratably over four years.

In determining the amounts of the equity awards for named executive officers, with the exception of Mr. Lynch, the Compensation Committee considered recommendations submitted by Mr. Lynch and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. Additionally, these equity awards were based upon their respective responsibilities and performance as well as retention considerations and compensation levels among our other executive officers. The following is a list of the equity awards approved by the Compensation Committee and the Board and awarded to our named executive officers in 2014. In light of Mr. Lynch’s significant equity award in 2013, the Compensation Committee determined that Mr. Lynch would not receive an equity award in 2014.

Executive	2014 Option Awards ($)(1)		2014 Restricted Stock Awards ($)(2)
Mr. Lynch	—		—
Mr. Terrell	187,498	(3)	62,437	(3)
Mr. Schlegel	262,459	(3)	87,433	(3)
Mr. Pescara	187,498	(3)	62,437	(3)
Mr. Schwartz	224,978	(3)	74,989	(3)

(1)	The amounts in this column reflect the aggregate grant date fair value of option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 6 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 25, 2015.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted computed in accordance with ASC 718, Compensation-Stock Compensation.
(3)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2014.

Claw Back Provisions

Under our equity award agreements, in the event the Compensation Committee determines that an executive willfully engaged in conduct harmful to us, the equity award may be forfeited and/or the executive may be required to repay any stock acquired or received as a result of the award or any sums realized as a result of the sale of stock acquired or received as a result of the award. Likewise, under the Bonus Plan, the Compensation Committee may require an executive to repay all or any portion of an award issued under the Bonus Plan if the Compensation Committee determines that the award was earned based on inaccurate financial objectives, performance data, metrics or other information or that the participant willfully engaged in conduct harmful to us. Furthermore, our equity award agreements and our Bonus Plan contain clawback provisions that are intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder. Specifically, if, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then any awards or payments will be forfeited or repaid with the amount of such forfeiture or repayment to be equal to the difference between the award or payment received and the amount, if any, of the award or payment that would have been granted or issued based on the restated financial statements.

Prohibition on Pledging or Hedging Company Stock

Our Insider Trading Policy provides that no insider may pledge the Company’s securities or hold the Company’s securities in a margined account. Further, our policy prohibits our insiders and employees from buying or selling options, warrants, puts and calls or similar instruments on the Company’s securities, selling the Company’s securities short or entering into hedging or monetizing transactions or similar arrangements with respect to the Company’s securities. For purposes of our Insider Trading Policy, a copy of which can be found on our website, insiders include, among others, our officers and directors.

2015 Compensation Program

Under the leadership of the Compensation Committee, we intend to continue our management of executive compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions and reward performance;
•	to provide compensation packages necessary to attract and retain key executives to help ensure that we remain competitive;
•	to provide non-equity incentive compensation that depends on our financial performance, as compared against established goals, and promotes collaboration and unified focus among our executives; and
•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. These components of executive compensation will be used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. Base salary will remain a key part of our executive compensation, allowing us to attract and retain qualified executives. The annual cash bonus will be used to incentivize our executives to successfully coordinate efforts, in both the short and long terms, to enhance our business, and therefore stockholder value. The annual cash bonuses will continue to be awarded solely on the basis of our achievement of certain objective financial performance measures to maintain alignment and consistency among our executives. Finally, equity awards will continue to be awarded to executives in the form of stock options and restricted stock in a manner that seeks to align management’s interests with long-term stockholder interests and encourage retention of key performers.

Compensation Risk Assessment

Among other things, the Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. In so doing, the Compensation Committee considers whether such policies and practices are appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or undue risk. Additionally, the Compensation Committee reviews the relationship between our risk management policies and practices and compensation, and evaluates compensation policies and procedures that could mitigate risks relating to our compensation program.

We believe that our compensation programs discussed above are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to engage in conduct that creates unnecessary or unjustifiable risks. Specifically, our mix of rewards for short term performance through base salary and annual cash bonus awards and for long term performance through equity incentive awards supports these compensation objectives. Moreover, we believe that our utilization of these different compensation components allows us to manage the risks inherent with performance-based compensation. Additionally, our use of mitigation tools such as claw back provisions, oversight by an independent committee of non-employee directors and significant vesting periods for equity awards, provide additional risk protection.

Based upon the review of our compensation practices and policies, we have concluded that they do not create risks that are reasonably likely to have a materially adverse effect on the Company.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to named executive officers of public companies. We intend to design our executive compensation arrangements to be consistent with our best interests and the interests of our stockholders. Because our corporate objectives may not always be consistent with the requirements of full deductibility, we may have compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for our named executive officers to preserve the related federal income tax deductions, although individual exceptions occur from time to time.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides all employees with an opportunity to contribute up to 17% of their eligible compensation, subject to Internal Revenue Service limitations, to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, in 2014, we matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. Employees are immediately 100% vested in the Company’s matching contributions. In 2014, Mr. Lynch, Mr. Schlegel, Mr. Pescara and Mr. Schwartz contributed to the 401(k) plan.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

“Say-on-Pay” Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, the shareholders of the Company voted in favor of an annual say-on-pay vote and the Company has elected to follow such advisory vote. Accordingly, at the Company’s 2014 Annual Meeting of Stockholders, the Compensation Committee considered the results of the advisory vote by stockholders on executive compensation, or the “say-on-pay” vote. There was strong support at the 2014 Annual Meeting for the compensation program offered to the Company’s named executive officers with more than 98.6% of votes cast in favor. The Compensation Committee believes that these results evidence the overall belief of the Company’s stockholders that our compensation policies are working and that such policies are aligned with our stockholders’ interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson
Macon F. Brock, Jr.
Peter B. Robinson
Nancy M. Taylor

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been one of our officers or employees. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by our chief executive officer, chief financial officer, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2014 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2014 fiscal year. We refer to these individuals throughout this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert M. Lynch(3) President and chief executive officer	2014	715,890	—	—	—	—	142,708	858,598
	2013	655,769	—	1,469,911	3,374,996	1,350,000	16,207	6,866,883
	2012	567,308	7,187	—	—	654,063	14,195	1,242,753
Daniel E. Terrell(4) Chief financial officer	2014	351,307	—	62,437	187,498	—	8,211	609,453
	2013	332,587	—	180,947	224,976	409,979	3,872	1,152,361
	2012	290,749	—	—	149,998	198,804	7,278	646,829
William K. Schlegel(5) Chief merchandising officer	2014	383,738	—	87,433	262,459	—	28,699	762,329
	2013	358,728	—	182,343	262,481	442,610	25,466	1,271,628
	2012	305,145	2,372	—	179,991	179,472	14,671	681,651
Marco Q. Pescara(6) Chief marketing officer	2014	321,760	—	62,437	187,498	—	31,692	603,387
	2013	310,048	—	151,810	187,498	375,497	25,418	1,050,271
	2012	295,904	—	—	149,998	171,357	14,524	631,783
Charles A. Schwartz(7) Chief information officer and senior vice president, business development	2014	234,808	—	74,989	224,978	—	24,045	558,820

(1)	The amounts in this column reflect the aggregate grant date fair value of stock and option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 6 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 25, 2015.
(2)	The amounts in the column reflect annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” earned in the year noted but typically paid in the first quarter of the following year.
(3)	All other compensation includes $13,243, $11,784 and $14,195 in health benefits, group health plan contributions and life insurance premiums for 2014, 2013 and 2012, respectively, $4,465 and $4,423 in matching contributions to our 401(k) plan for 2014 and 2013, respectively, and $125,000 relocation expense reimbursement in 2014.
(4)	All other compensation includes $8,211, $3,872 and $7,278 in health benefits, group health plan contributions and life insurance premiums for 2014, 2013 and 2012, respectively.
(5)	All other compensation includes $12,955, $13,010 and $14,671 in health benefits, group health plan contributions and life insurance premiums for 2014, 2013 and 2012, respectively, and $15,744 and $12,456 in matching contributions to our 401(k) plan for 2014 and 2013, respectively.
(6)	All other compensation includes $17,069, $15,344 and $10,356 in health benefits, group health plan contributions and life insurance premiums for 2014, 2013 and 2012, respectively, and $14,623, $10,074 and $4,168 in matching contributions to our 401(k) plan for 2014, 2013 and 2012, respectively.
(7)	Mr. Schwartz was not a named executive officer in 2013 and 2012. All other compensation includes $16,917 in group health plan contributions and life insurance premiums for 2014 and $7,128 in matching contributions to our 401(k) plan for 2014.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during fiscal 2014:

Grants of Plan-Based Awards for Fiscal Year 2014

Name	Award Type	Grant Date	Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)(2)	Target ($)	Maximum ($)(3)
Robert M. Lynch	Annual Bonus Plan			181,406	725,625	1,451,250
Daniel E. Terrell	Annual Bonus Plan			53,041	212,164	424,328
	Stock Options	3/1/2014	3/1/2014						4,047	(4)	107.28	187,498
	Restricted Stock	3/1/2014	3/1/2014				582	(4)				62,437
William K. Schlegel	Annual Bonus Plan			58,093	232,370	464,741
	Stock Options	3/1/2014	3/1/2014						5,665	(4)	107.28	262,459
	Restricted Stock	3/1/2014	3/1/2014				815	(4)				87,433
Marco Q. Pescara	Annual Bonus Plan			48,580	194,320	388,639
	Stock Options	3/1/2014	3/1/2014						4,047	(4)	107.28	187,498
	Restricted Stock	3/1/2014	3/1/2014				582	(4)				62,437
Charles A. Schwartz	Annual Bonus Plan			30,625	122,500	245,000
	Stock Options	3/1/2014	3/1/2014						4,856	(4)	107.28	224,978
	Restricted Stock	3/1/2014	3/1/2014				699	(4)				74,989

(1)	These amounts reflect the potential range of payments for 2014 under the Bonus Plan. The actual payments are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	The amounts reflect the threshold payments under the Bonus Plan, which are 25% of the Target Bonus.
(3)	The amounts reflect the greatest potential payments under the Bonus Plan, which are 200% of the Target Bonus.
(4)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2014.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Robert M. Lynch.  In December 2010, we entered into an agreement with Mr. Lynch whereby he agreed to serve as our president and chief operating officer for a five-year term commencing January 17, 2011. The agreement provides for an annual base salary of $500,000, with an increase to $550,000 on or about March 12, 2012. The agreement also provides for a $60,000 signing bonus. In addition, the Board, in its discretion, may award Mr. Lynch an annual performance bonus, based on our financial performance and Mr. Lynch’s job performance. Under the agreement, Mr. Lynch was granted options to purchase 325,203 shares of our common stock (approximately 1% of our outstanding shares at that time) at the fair market value as of January 17, 2011. The options vest 20% on each of the first five anniversaries of the grant. Mr. Lynch was also granted 12,345 restricted stock units on January 17, 2011. One-third of the restricted stock units vested on January 17, 2011, July 17, 2011 and January 17, 2012.

Pursuant to an amendment entered by the parties in December 2011, Mr. Lynch agreed to serve as our president and chief executive officer effective January 1, 2012. The amended agreement provides for an initial annual base salary of $550,000 beginning January 1, 2012. The agreement remains scheduled to expire on January 17, 2016.

The agreement also provides for certain payments in the event of termination, as described below. Mr. Lynch is bound under the agreement by a confidentiality provision and non-competition and non-solicitation clauses that apply to his employment and for a period of two years following the later of the date of termination of his employment and the date (if any) that a court enters a judgment enforcing the relevant provision.

On February 5, 2014, we entered into a Relocation Assistance Agreement (the “Agreement”) with Mr. Lynch to facilitate his permanent relocation to the Central Virginia area, within daily driving distance of the Company’s headquarters. Pursuant to the Agreement, Mr. Lynch will receive $125,000, less required withholding and employment taxes and applicable 401(k) plan deferrals (the “Relocation Payment”), if Mr. Lynch closes on the purchase of a residence on or before October 1, 2014. The Relocation Payment was made in 2014. The Relocation Payment is in lieu of the relocation benefits provided by Mr. Lynch’s Executive Employment Agreement, dated December 17, 2010.

If Mr. Lynch voluntarily terminates his employment within twelve months following receipt of the Relocation Payment, he will be required to repay the full amount of the Relocation Payment and, if the same occurs between twelve and twenty-four months, 50% of the Relocation Payment.

Letter Agreement with Marco Q. Pescara.  At the time of his hire, we entered into an offer letter agreement with Mr. Pescara which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment.

Other than the letter agreement with Mr. Pescara and the agreements with Mr. Lynch, we have not entered into employment agreements with any of the named executive officers. For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth the outstanding equity awards as of the end of the 2014 fiscal year for each of our named executive officers:

Outstanding Equity Awards at Fiscal Year-End 2014

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Robert M. Lynch	—		130,082	(1)	26.73	1/17/2021	—		—
	—		113,141	(2)	60.70	3/1/2023	18,533	(2)	1,228,923
Daniel E. Terrell	3,552	(3)	—		24.19	3/11/2020	—		—
	5,313	(4)	3,059	(4)	23.49	3/3/2021	—		—
	6,224	(5)	6,224	(5)	24.35	3/22/2022	—		—
	2,029	(6)	6,087	(6)	60.70	3/1/2023	927	(6)	61,469
	—	(7)	4,047	(7)	107.28	3/1/2024	582	(7)	38,592
William K. Schlegel	5,929	(8)	5,929	(8)	24.25	3/14/2021	—		—
	3,734	(5)	7,469	(5)	24.35	3/22/2022	—		—
	2,367	(6)	7,102	(6)	60.70	3/1/2023	1,081	(6)	71,681
	—	(7)	5,665	(7)	107.28	3/1/2024	815	(7)	54,043
Marco Q. Pescara	1,300	(3)	—	(3)	24.19	3/11/2020	—		—
	3,175	(4)	3,059	(4)	23.49	3/3/2021	—		—
	3,112	(5)	6,224	(5)	24.35	3/22/2022	—		—
	1,691	(6)	5,073	(6)	60.70	3/1/2023	772	(6)	51,191
	—	(7)	4,047	(7)	107.28	3/1/2024	582	(7)	38,592
Charles A. Schwartz	1,452	(5)	1,452	(5)	24.35	3/22/2022	—		—
	676	(6)	2,029	(6)	60.70	3/1/2023	309	(6)	20,490
	—	(7)	4,856	(7)	107.28	3/1/2024	699	(7)	46,351

(1)	The grant provided for vesting in equal annual amounts on the first five anniversary dates following the date of grant of January 17, 2011.
(2)	The grants provided for vesting in equal amounts on March 1, 2017, March 1, 2018 and March 1, 2019.
(3)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 11, 2010.
(4)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 3, 2011.
(5)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 22, 2012.
(6)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2013.
(7)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 1, 2014.
(8)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 14, 2011.

Option Exercises for 2014

The following table provides information concerning the exercises of stock options during the fiscal year 2014 on an aggregated basis for each of our named executive officers:

Option Exercises and Stock Vested for Fiscal Year-End 2014

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert M. Lynch	65,121	5,016,271	5,683	609,672
Daniel E. Terrell	—	—	2,054	220,353
William K. Schlegel	—	—	1,923	206,299
Marco Q. Pescara	2,145	73,420	1,729	185,487
Charles A. Schwartz	—	—	349	37,441

Potential Payments Upon Termination or Change of Control

Mr. Lynch’s employment agreement provides for the termination of his employment by the Company without “Cause,” termination by him as the result of a “Good Reason Event” and termination by him following a “Change of Control” and a resulting material reduction in his compensation or job responsibilities (as those terms are defined in the employment agreement). Termination under any of these circumstances entitles Mr. Lynch to receive the following:

•	his salary earned through the date of termination and accrued but unused paid time off;
•	an amount, paid in twelve equal monthly installments, equal to his current rate of annual salary then in effect; and
•	for a period of twelve months, if Mr. Lynch elects to continue health, vision and dental insurance through COBRA continuation coverage, an amount equal to that portion of the COBRA premium the Company would have paid had Mr. Lynch maintained such insurance while employed by the Company.

If Mr. Lynch’s employment had been terminated under one of these three circumstances as of December 31, 2014, Mr. Lynch would have been entitled to receive $739,656. Mr. Lynch will not be entitled to any compensation or other benefits under the employment agreement if his employment is terminated by the Company for Cause or by him in the absence of either a Good Reason Event or a Change of Control and resulting material reduction in his compensation or job responsibilities.

Under Mr. Pescara’s offer letter agreement, if he is terminated other than for “cause” (as defined in his agreement), he would be entitled to receive a severance payment equal to one year’s base salary and bonus. If Mr. Pescara’s employment had been terminated other than for “cause” as of December 31, 2014, this amount would have been $323,866.

We do not have any agreements with any of the other named executive officers that provide for severance payments upon termination of their employment or in connection with a change in control of us. The agreements pursuant to which equity awards have been granted to the named executive officers, however, contain provisions for accelerated vesting upon a change in control of the Company.

The following table shows the value, as of the end of the 2014 fiscal year, to our named executive officers of unvested stock awards where the vesting would accelerate upon a change in control:

Name	Unvested Stock Options at 12/31/2014(1) (#)	Unvested Stock Awards at 12/31/2014(1) (#)	Exercise Price ($)	Total Value of Stock Options or Award that may Accelerate Upon Change in Control ($)(2)
Robert M. Lynch	130,082		26.73	5,148,646
	113,141		60.70	634,721
		18,533		1,228,923
Daniel E. Terrell	3,059		23.49	130,986
	6,224		24.35	261,159
	6,087		60.70	34,148
	4,047		107.28	—
		1,509		100,062
William K. Schlegel	5,929		24.25	249,374
	7,469		24.35	313,399
	7,102		60.70	39,842
	5,665		107.28	—
		1,896		125,724
Marco Q. Pescara	3,059		23.49	130,986
	6,224		24.35	261,159
	5,073		60.70	28,460
	4,047		107.28	—
		1,354		89,784
Charles A. Schwartz	1,452		24.35	60,926
	2,029		60.70	11,383
	4,856		107.28	—
		1,008		66,840

(1)	Upon change in control, 100% of the unvested options or awards vest.
(2)	Represents the value of unvested stock options and awards based on the closing price of our common stock on December 31, 2014 which was $66.31.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014, with respect to compensation plans under which shares of our common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted-average Exercise Price of Outstanding Options and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan(1)(2)	—		—		—
2006 Equity Plan for Non-Employee Directors(1)(3)	30,474		7.58		—
2007 Equity Compensation Plan(1)(4)	272,431	(5)	23.49	(6)	—
2011 Equity Compensation Plan(1)(7)	427,673	(8)	57.44	(6)	1,418,421
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	730,578		42.81	(6)	1,418,421

(1)	In 2011, the Board adopted, and the stockholders approved, the 2011 Equity Compensation Plan to succeed the 2007 Equity Compensation Plan. In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan, the 2006 Equity Plan for Non-Employee Directors or the 2007 Equity Compensation Plan.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permitted the grant of non-qualified and incentive stock options and other stock-based awards to our employees, non-employee directors and other service providers.
(5)	Includes stock options to purchase 236,500 shares and 35,931 unvested shares of restricted stock.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock awards.
(7)	The 2011 Equity Compensation Plan, which we refer to as the 2011 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The 2011 Plan is administered by our Compensation Committee. There are 5,300,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2007 Plan, and (ii) any shares that are subject to outstanding awards under the 2007 Plan that have not been forfeited or cancelled. No more than 900,000 shares may be issued under the 2011 Plan as restricted stock (either as a separate award or to settle restricted stock awards) or unrestricted stock.
(8)	Includes stock options to purchase 385,833 shares and 41,840 unvested shares of restricted stock.

DIRECTOR COMPENSATION

Directors who are our employees do not receive compensation for their service on the Board or any Board committee. Each of our non-employee directors receives an annual retainer of $110,000. In addition, our non-employee directors receive the following annual retainers for serving on the specified committees:

•	$15,000 for serving as the chairperson of the Audit Committee;
•	$7,500 for serving as the chairperson of the Compensation Committee;
•	$5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee;
•	$7,500 for serving as a member (but not the chairperson) of the Audit Committee;
•	$3,750 for serving as a member (but not the chairperson) of the Compensation Committee; and
•	$2,500 for serving as a member (but not the chairperson) of the Nominating and Corporate Governance Committee.

In 2014, our non-employee directors elected to have the retainers paid in restricted stock. The restricted stock was granted on the date of the 2014 Annual Meeting and it vests on the date of the 2015 Annual Meeting. In calculating the number of shares of restricted stock reflecting the value of the retainers for our non-employee directors, we used the closing price of our common stock on the date of the grant. Directors were reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

Mr. Sullivan’s Compensation

Mr. Sullivan, our founder and the chairman of the Board, is an employee of the Company and receives a salary and other compensation for his services. In 2014, he received a 3% increase in his base salary, which increased his annual salary to $340,867. Mr. Sullivan participated in the Bonus Plan but because the Company did not achieve its performance goal under the Bonus Plan, no amounts were paid out to Mr. Sullivan. Mr. Sullivan did not receive any equity incentive awards in 2014. He does not receive an annual retainer or other compensation for serving as a director or on any committee.

Director Compensation Table

The following table sets forth compensation earned by our directors who are not named executive officers in the fiscal year ended December 31, 2014:

Director Compensation in Fiscal 2014

Name	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Other Compensation ($)		Total ($)
Macon F. Brock, Jr.(2)	116,226	—	—		116,226
Douglas T. Moore(3)	122,467	—	—		122,467
John M. Presley(4)	127,492	—	—		127,492
Peter B. Robinson(5)	113,713	—	—		113,713
Martin F. Roper(6)	124,979	—	—		124,979
Thomas D. Sullivan	—	—	363,469	(7)	363,469
Nancy M. Taylor(8)	129,356	—	—		129,356
Jimmie L. Wade(9)	117,441	—	—		117,441

(1)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted in 2014 had a grant date fair value of $81.05 per share. For a discussion of the assumptions relating to these valuations, see Note 6 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 25, 2015.
(2)	Stock awards include 1,434 shares of restricted stock that were outstanding as of December 31, 2014.

(3)	Stock awards include 1,511 shares of restricted stock that were outstanding as of December 31, 2014.
(4)	Stock awards include 1,573 shares of restricted stock that were outstanding as of December 31, 2014.
(5)	Stock awards include 1,403 shares of restricted stock that were outstanding as of December 31, 2014.
(6)	Stock awards include 1,542 shares of restricted stock that were outstanding as of December 31, 2014.
(7)	Other compensation includes base salary of $338,958, group health plan contributions and life insurance premiums of $9,549, and matching contributions to our 401(k) plan of $14,962.
(8)	Stock awards include 1,403 shares of restricted stock that were outstanding as of December 31, 2014, and 193 shares of fully vested restricted stock granted on May 23, 2014 as compensation for Ms. Taylor’s service from April 1, 2014 through May 23, 2014.
(9)	Stock awards include 1,449 shares of restricted stock that were outstanding as of December 31, 2014.

Outside Directors Deferral Plan

On November 21, 2008, the Board adopted the Lumber Liquidators Holdings, Inc. Outside Directors Deferral Plan (the “Deferral Plan”) under which each of our non-employee directors has the opportunity to defer receipt of all or a portion of his fees until his departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date. Deferred stock units credited with respect to restricted stock awards are determined using the closing price as of the grant date of the award of such shares of common stock. Deferred stock units must be settled in common stock upon the director’s departure from the Board. There were 63,279 deferred stock units outstanding at December 31, 2014.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of March 26, 2015. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
FMR LLC(3) 245 Summer Street Boston, MA 02210	4,059,114	15.0%
Blackrock, Inc.(4) 55 East 52nd Street New York, NY 10022	2,737,622	10.1%
Baron Capital Group, Inc.(5) 767 Fifth Avenue New York, NY 10153	2,432,200	9.0%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, MD 21202	2,115,520	7.8%
Stockbridge Partners, LLC(7) 200 Clarendon Street, 35th Floor Boston, MA 02116	1,970,074	7.3%
The Vanguard Group(8) 100 Vanguard Boulevard Malvern, PA 19355	1,741,902	6.4%
Point72 Asset Management, L.P.(9) 72 Cummings Point Road Stamford, CT 06902	1,390,938	5.1%
Directors and Executive Officers
Macon F. Brock, Jr.(10).	47,460	*
Robert M. Lynch(11)	95,257	*
Douglas T. Moore(12)	7,000	*
Marco Q. Pescara(13)	22,214	*
John M. Presley(14)	23,064	*
Peter B. Robinson(15)	13,308	*
Martin F. Roper(16)	57,947	*
William K. Schlegel(17)	28,806	*
Charles A. Schwartz(18)	8,960	*
Thomas D. Sullivan	608,998	2.2%
Daniel E. Terrell(19)	80,246	*
Nancy M. Taylor(20)	1,596	*
Jimmie L. Wade(21)	8,445	*
All executive officers and directors as a group (17 persons)	1,088,664	4.0%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 27,080,952 shares of the Company’s common stock outstanding as of March 26, 2015. In accordance with SEC rules, percent of class as of March 26, 2015 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)	According to a Schedule 13G/A filed with the SEC on February 13, 2015, FMR LLC has sole power to vote or direct the vote of 373,181 shares and sole power to dispose or to direct the disposition of 4,059,114 shares of the Company’s common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(4)	According to a Schedule 13G/A filed with the SEC on March 10, 2015, BlackRock, Inc., through certain of its subsidiaries, has sole power to vote or direct the vote of 2,677,510 shares and sole power to dispose or to direct the disposition of 2,737,622 shares of the Company’s common stock. Relevant subsidiaries of BlackRock, Inc. that are persons described in Rule 13d-1(b) include: (i) BlackRock Advisors, LLC; (ii) BlackRock Asset Management Canada Limited; (iii) BlackRock Asset Management Ireland Limited; (iv) BlackRock Asset Management Schweiz AG; (v) BlackRock Fund Advisors; (vi) BlackRock Institutional Trust Company, N.A; (vii) BlackRock Investment Management (Australia) Limited; (viii) BlackRock Investment Management (UK) Ltd; (ix) BlackRock Investment Management, LLC.
(5)	According to a Schedule 13G/A filed with the SEC on February 14, 2015, Baron Capital Group, Inc. (“BCG”), through certain of its affiliated entities, has shared power to vote or to direct the vote of 2,283,200 shares and shared power to dispose or to direct the disposition of 2,432,200 shares of the Company’s common stock. BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. are subsidiaries of BCG and have shared power to vote or to direct the vote of 2,236,300 shares and 46,900 shares, respectively, and shared power to dispose or to direct the disposition of 2,385,300 shares and 46,900 shares of the Company’s common stock, respectively. Ronald Baron owns a controlling interest in BCG and has shared power to vote or to direct the vote of 2,283,200 shares and shared power to dispose or to direct the disposition of 2,432,200 shares of the Company’s common stock.
(6)	According to a Schedule 13G/A filed with the SEC on February 17, 2015 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. has beneficial ownership as to, and sole power to dispose or to direct the disposition of, 374,020 shares of the Company’s common stock. T. Rowe Price New Horizons Fund, Inc. has beneficial ownership of, and the sole power to vote or to direct the vote of, 2,115,520 shares of the Company’s common stock.
(7)	According to a Schedule 13G/A filed with the SEC on February 17, 2015, Stockbridge Partners LLC, through certain of its affiliated entities, represents (i) 1,497,841 shares of the Company’s common stock directly held by Stockbridge Fund, L.P., (ii) 5,049 shares of the Company’s common stock directly held by Stockbridge Absolute Return Fund, L.P., (iii) 1,970,074 shares of the Company’s common stock directly held by Berkshire Partners Holdings LLC, (iv) 1,970,074 shares of the Company’s common stock directly held by Stockbridge Partners LLC, (v) 1,970,074 shares of the Company’s common stock directly held by BPSP, L.P., and (iv) 146,864 shares of the Company’s common stock directly held by

Stockbridge Master Fund (OS), L.P. Stockbridge Associates LLC, a Delaware limited liability company, is the general partner of Stockbridge Fund, L.P., Stockbridge Absolute Return Fund, L.P., and Stockbridge Master Fund (OS), L.P. and, as a result, may be deemed to have indirect beneficial ownership of the securities held by such entities. Each of the Stockbridge entities referenced above disclaims beneficial ownership of any securities other than the securities directly held by such entity.
(8)	According to a Schedule 13G/A filed with the SEC on February 9, 2015, The Vanguard Group (“Vanguard”), including through certain of its subsidiaries, has sole power to vote or direct the vote of 37,135 shares, sole power to dispose or to direct the disposition of 1,707,567 shares and shared power to dispose or to direct the disposition of 34,335 shares of the Company’s common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are subsidiaries of Vanguard and beneficially own 34,355 shares and 2,800 shares of the Company’s common stock, respectively.
(9)	According to a Schedule 13G filed jointly by (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect shares held by certain investment funds it manages, (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) with respect to shared held by certain investment funds managed by Point72 Asset Management, (iii) Cubist Systematic Strategies, LLC (“Cubist”) with respect to shares held by certain investment funds it manages, (iv) EverPoint Asset Management, LLC (“EverPoint”) with respect to shares held by certain investment funds it manages, and (v) Steven A. Cohen with respect to shares beneficially owned by Point72 Asset Management, Point72 Capital Advisors, Cubist and EverPoint. According to the information reported, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages pursuant to an investment management agreement. Point72 Capital Advisors is the general partner of Point72 Asset Management. Pursuant to the investment management agreement, Cubist maintains investment and voting power with respect to the securities held by certain investment funds it manages. Pursuant to the investment management agreement, EverPoint maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Capital Advisors, Cubist and EverPoint. Each of (i) Point72 Asset Management, Point72 Capital Advisors may be deemed to beneficially own 1,316,000 shares, (ii) Cubist, and Mr. Cohen may be deemed to beneficially own 9,206 shares, and (iii) EverPoint and Mr. Cohen may be deemed to beneficially own 65,732 shares. Each of Point72 Asset Management, Point72 Capital Advisors, Cubist, EverPoint and Mr. Cohen disclaims beneficial ownership of such shares.
(10)	Including 1,434 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(11)	Including 65,041 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(12)	Including 4,089 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 1,511 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(13)	Including 18,151 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(14)	Including 1,573 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(15)	Including 1,403 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(16)	Including 26,385 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 1,542 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(17)	Including 25,476 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(18)	Including 4,744 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

(19)	Including 26,329 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(20)	Including 1,403 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(21)	Including 1,449 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2014, and written representations of our directors and officers, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act except for Raymond E. Cotton, III who reported one transaction late on a Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a formal written policy concerning related person transactions, a copy of which is available on our website. Under that policy, a related person transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director or executive officer, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. Related person transactions do not include (i) any employee benefit plan, policy, program, agreement or other arrangement that has been approved by the Board, the Compensation Committee or recommended by the Compensation Committee for approval by the Board, or (ii) any transaction (other than consulting or employment) in the ordinary course of business and/or in compliance with approved Company policy, if applicable, that does not involve an amount exceeding $100,000 in aggregate.

The Audit Committee evaluates each related person transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by the policy concerning related person transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Lease Arrangements

As of March 31, 2015, we lease our Toano finishing, distribution and headquarters facility, which includes a store location, and 30 of our other store locations from F9 Properties, LLC f/k/a ANO, LLC (“F9”), a company that is wholly owned by Mr. Sullivan. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and one or more five-year renewal periods. Our rent expense attributable to F9 was $2.8 million in 2014 and we expect a similar rent expense attributable to F9 in 2015. The future minimum payments under our leases with F9 as of December 31, 2014 total approximately $12.4 million.

We believe that the leases that we have signed to date with F9, which are described in more detail in Note 4 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 25, 2015, are on fair market terms. In 2014, any new leases or renewals of existing leases involving Mr. Sullivan or entities with which he is involved were handled in accordance with our related person transaction policy.

AUDITOR INFORMATION

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. Ernst & Young served as our independent registered public accounting firm for the fiscal years ended December 31, 2014, 2013 and 2012. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:

	2013	2014
Audit Fees	$524,000	$571,350
Audit-Related Fees	14,595	21,795
Tax Fees	125,1309	110,850
Total Fees	$663,725	$703,995

Audit fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audits of our annual consolidated financial statements and our international subsidiaries, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.

Audit-Related fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with accounting consultations.

Tax fees:  The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal, state and international tax return preparation, tax planning services and consultations on tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2013 and 2014 were pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.
•	Our disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.
•	Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States.

Management has the primary responsibility for the preparation of our 2014 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2014 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Public Company Accounting Oversight Board Auditing Standards No. 16, “Communications with Audit Committees,” as amended and as adopted by the Public Company Accounting Oversight Board, these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about our accounting controls and the quality of our accounting practices.

The Audit Committee has received from the independent auditors written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ independence, and has discussed with the independent auditors, the independent auditors’ independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE

John M. Presley, Chairperson
Douglas T. Moore
Martin F. Roper
Jimmie L. Wade

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. As noted above, we have elected to conduct this “say-on-pay” advisory and non-binding vote annually. The next advisory and non-binding vote to approve our named executive officer compensation will occur at the 2016 Annual Meeting of Stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As discussed in the Compensation Discussion and Analysis section above, we believe that the compensation structure for our named executive officers is straightforward, flexible and effective in attracting and retaining talented personnel. In our judgment, the compensation paid to our named executive officers includes a healthy balance between fixed and performance-based compensation as well as a blend between cash and equity components. Furthermore, we maintain that the compensation for our named executive officers is aligned with the interests of our stockholders through incentives based on increasing stockholder value. Finally, we believe that our compensation programs maintain an appropriate balance of risk and reward in relation to our business strategies and objectives.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends that you vote FOR the proposed resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2016 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices in Toano, Virginia on or before December 12, 2015.

If a stockholder wishes to present a proposal at the 2016 Annual Meeting of Stockholders but not have it included in our proxy materials for that meeting, the proposal: (1) must be received by us no later than December 12, 2015, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, www.lumberliquidators.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote on Proposals One through Three. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the nominees named in Proposal One and “FOR” Proposals Two and Three. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

LUMBER LIQUIDATORS HOLDINGS, INC.
ATTN: E. LIVINGSTON B. HASKELL
3000 JOHN DEERE RD
TOANO, VA 23168

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90461-Z65443 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LUMBER LIQUIDATORS HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas T. Moore
02) Nancy M. Taylor
03) Jimmie L. Wade

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
3. Proposal to provide advisory (non-binding) approval of named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 21, 2015:
The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

M90462-Z65443

LUMBER LIQUIDATORS HOLDINGS, INC.
Annual Meeting of Stockholders
May 21, 2015, 10:00 AM
This proxy is solicited by the Board of Directors

Proxy- Lumber Liquidators Holdings, Inc.
Notice of 2015 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting - May 21, 2015

Daniel E. Terrell and E. Livingston B. Haskell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators Holdings, Inc. to be held on May 21, 2015.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side